Exhibit 99

For Release February 23, 2005	Contact:
4:01 pm	Richard F. Latour
President and CEO
Tel: 781-994-4800

MicroFinancial Incorporated Announces

Fourth Quarter and Year End 2004 Results

Woburn, MA— February 23, 2005— MicroFinancial Incorporated (NYSE-MFI) a financial intermediary specializing in vendor based leasing and finance programs for microticket size transactions in the $500 to $15,000 range, announced today its financial results for the fourth quarter and the year ended December 31, 2004.

Net income for the quarter was $4.6 million, or $0.33 per diluted share, compared to a loss of $8.0 million in the fourth quarter of 2003. The increase in income for the quarter is due in part to the reduction of a $7.9 million tax liability as discussed below.

Fourth quarter revenue for the period ended December 31, 2004 was $12.4 million compared to $20.0 million in the prior year’s fourth quarter. Income on leases and loans was $2.0 million, rental income was $6.8 million, and other income components contributed $3.6 million for the quarter.

Richard Latour, President and Chief Executive Officer said, “Our dedicated focus on operational goals drove our improved financial performance in the fourth quarter and all of of 2004. Specifically, we reduced operating expenses by 45% for the fourth quarter and 23% on an annual basis compared to the prior periods. Additionally, the Company improved its financial flexibility in 2004 through the closing of a new $30 million credit facility, which we believe positions MicroFinancial very well for future growth.”

Total operating expenses for the quarter declined 44.8% to $18.4 million from $33.3 million in the fourth quarter of 2003. Interest expense was $0.3 million as a result of lower debt balances. Selling, general and administrative expenses decreased $2.7 million to $5.5 million from $8.2 million for the same period last year.

The benefit from income taxes increased to $10.6 million for the fourth quarter of 2004 from $5.3 million for the same period last year. During 2004 the Company recorded an income tax benefit of $7.9 million that resulted from a reduction in the Company’s estimate of certain tax liabilities that had been included in accrued income taxes on the Company’s balance sheet.

The fourth quarter provision for credit losses decreased to $10.0 million from $19.9 million for the same period in 2003, while net charge offs decreased to $18.8 million versus $33.3 million. Sequentially, amounts greater than 31 days delinquent on December 31, 2004 decreased to $33.3 million from $51.5 million on September 30, 2004. Net cash received from customers for the quarter was $17.4 million compared to $29.3 million during the same period in 2003. Total interest bearing debt at December 31, 2004 amounted to $5.2 million, offset by discounts of $0.6 million. Cash and cash equivalents improved to $9.7 million at December 31, 2004, compared to $6.5 million at December 31, 2003.

Revenues for the year ended December 31, 2004 were $60.4 million, compared to $91.6 million during the same period in fiscal 2003. The net loss for the year ending December 31, 2004 was $10.2 million, versus a net loss of $15.7 million for the same period last year. The loss per share for 2004 improved to ($0.77) versus ($1.20) for the same period ended 2003, in part due to the reduction of the income tax liability as discussed above.

Total operating expenses for the year decreased 22.7% to $91.0 million from $117.7 million in 2003. Interest expense declined 69.6% to $2.3 million, as a result of lower average debt balances. Selling, general and administrative expenses decreased $7.0 million to $26.8 million for the year ended December 31, 2004, from $33.8 million for the same period last year. The decrease was driven in part by a reduction in personnel-related expenses of approximately $2.8 million, $1.1 million in legal costs, $1.6 million in sales programs, and $1.0 million in rent expenses.

Depreciation and Amortization expense decreased 15.6% to $14.0 million, compared to $16.6 million in 2003. The provision for credit losses decreased $11.8 million to $47.9 million for the year ended December 31, 2004 from $59.8 million for the same period last year. Gross charge-offs decreased 12.2% to $81.8 million while recoveries decreased 18.3% to $5.8 million. Cash received from customers decreased 37.9% to $85.0 million from $136.8 million for the same period in 2003.

The benefit from income taxes for the year ended December 31, 2004 was $20.4 million compared to $10.5 million for the same period last year. During 2004 the Company recorded an income tax benefit of $7.9 million that resulted from a reduction in the Company’s estimate of certain tax liabilities that had been included in accrued income taxes on the Company’s balance sheet.

MicroFinancial’s accomplishments during 2004 include:

•	Securing a three year, $30 million senior secured revolving line of credit from CIT Commercial Services, a unit of CIT Group, on September 30, 2004.
•	Retiring approximately $57.0 million of debt, and meeting bank agreement repayment requirements ahead of schedule.
•	Reducing 2004 interest payments by $6.6 million as a result of the reduction in interest bearing debt.
•	Achieving full compliance with NYSE listing requirements, ahead of schedule.

Recent company initiatives include:

•

Reinitiating a dividend policy. In January 2005, the Board of Directors announced a quarterly payment of $0.05 per share. The dividend policy will be reviewed by the board on a quarterly basis going forward.

•	Investing in sales and marketing infrastructure to support the launch of new originations in 2005.

Commenting on the year ahead, Mr. Latour said, “We enter 2005 with a dramatically improved balance sheet that has minimal debt and $9.7 million in cash. We are focused on building a stable, well-diversified portfolio over the next three to five years, and our notably improved capital structure will help us further increase shareholder value over time.”

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2003	2004
ASSETS
Cash and cash equivalents	$6,533	$9,709
Net investment in leases and loans:
Receivables due in installments	175,788	59,679
Estimated residual value	19,110	9,502
Initial direct costs	1,804	453
Less:
Advance lease payments and deposits	(37)	(25)
Unearned income	(23,729)	(6,313)
Allowance for credit losses	(43,011)	(14,963)
Net investment in leases and loans:	$129,925	$48,333
Investment in service contracts, net	8,844	4,777
Investment in rental contracts, net	3,758	1,785
Restricted cash	2,376	-
Property and equipment, net	2,086	754
Other assets	2,892	2,287
Deferred income tax	-	3,500
Total assets	$156,414	$71,145

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,	December 31,
	2003	2004
Notes payable	$58,843	($91)
Subordinated notes payable	3,262	4,589
Capitalized lease obligations	209	41
Accounts payable	3,186	2,474
Other liabilities	4,104	2,039
Income taxes payable	7,789	-
Deferred income taxes payable	7,755	-
Total liabilities	85,148	9,052

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized;
no shares issued at December 31, 2003 and 2004	-	-
Common stock, $.01 par value; 25,000,000 shares authorized;
13,410,646 shares issued at December 31, 2003 and 2004	134	134
Additional paid-in capital	44,245	45,244
Retained earnings	29,402	19,186
Treasury stock, at cost (234,230 and 225,480 shares at December 31, 2003 and December 31, 2004, respectively)	(2,515)	(2,420)
Deferred compensation	-	(51)
Total stockholders’ equity	71,266	62,093
Total liabilities and stockholders’ equity	156,414	71,145

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	For the three months ended
	December 31,
	2003	2004

Revenues:
Income on financing leases and loans	$5,531	$2,008
Rental income	8,539	6,832
Income on service contracts	1,940	1,226
Loss and damage waiver fees	1,254	889
Service fees and other	2,718	1,397
Total revenues	19,982	12,352

Expenses:
Selling general and administrative	8,179	5,461
Provision for credit losses	19,858	10,034
Depreciation and amortization	4,129	2,619
Interest	1,151	267
Total expenses	33,317	18,381

Loss before benefit for income taxes	(13,335)	(6,029)
Benefit for income taxes	(5,334)	(10,593)

Net (loss) / income	($8,001)	$4,564

Net (loss)/income per common share - basic	($0.61)	$0.35

Net (loss)/income per common share - diluted	($0.61)	$0.33

Weighted-average shares used to compute:
Basic net income per share	13,043,744	13,185,166
Fully diluted net income per share	13,043,744	13,708,330

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	For the year ended
	December 31,
	2003	2004

Revenues:
Income on financing leases and loans	$30,904	$11,970
Rental income	34,302	31,009
Income on service contracts	8,593	5,897
Loss and damage waiver fees	5,525	4,016
Service fees and other	12,250	7,475
Total revenues	91,574	60,367

Expenses:
Selling general and administrative	33,856	26,821
Provision for credit losses	59,758	47,918
Depreciation and amortization	16,592	14,010
Interest	7,515	2,283
Total expenses	117,721	91,032

Loss before benefit for income taxes	(26,147)	(30,665)
Benefit for income taxes	(10,460)	(20,449)

Net loss	($15,687)	($10,216)

Net loss per common share - basic and diluted	($1.20)	($0.77)

Weighted-average shares used to compute:
Basic and diluted net loss per share	13,043,744	13,182,833

About The Company

MicroFinancial Inc. (NYSE: MFI), headquartered in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $15,000 range. The Company has been in operation since 1986.

Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company’s common stock. For a more complete description of the prominent risks and uncertainties inherent in the Company’s business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.

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